Exhibit 10.2

ROYALTY AGREEMENT

This Royalty Agreement (this “ Agreement ”) is entered into as of January 15, 2010 (the “ Effective Date ”), by and between Graduate School, Tsinghua University (“ Licensor ”), and China Inc., (“ Licensee”).  Licensor and Licensee shall be referred to herein individually  as a “ Party” or collectively as the “ Parties”.

Definitions.

A.     “Net Revenues” means the gross amounts received from third parties in connection with the sale, use, sublicense or other disposition of a product in the United States, less any allowances taken for returns.

B.   "Effective Date" means the period commencing on the Effective Date January 15, 2010 and ending on the fifth anniversary of the Effective Date:  January 15, 2015.

RECITALS

WHEREAS, pursuant to the terms and conditions contained herein, Licensee agrees to pay royalties to Licensor for research and development of  all solar related products by licensee during the Term (as defined below); and

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the Parties agree as follows:

1.            Terms of Royalty

(a)   Licensee shall pay to Licensor 1% of the net revenue to Licensor during the Term of this Agreement. The Royalties shall be payable annually within 45 days after the end of each calendar year. During the Term for the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date.

(b) With each Royalty payment, Licensee shall deliver to Licensor a written confirmation by an officer of Licensee certifying the annual net revenues  during the preceding year.  Licensor or its authorized representative could inspected the books and records during normal business hours  after  notice was given to the licensee.

2.  Promises and Covenants

(a) During the Term of this agreement, Licensor shall pay for all research and development expenses including research facilities, staff assistants and all expenses incidental to the development of new solar related products.

(b) During the Term of this agreement, Licensee shall assist the Licensor in obtaining one U.S. Tourist Visa ( B1-B2)  for each calendar year. Licensor shall responsible for all travel related expenses in the United States.

3.   Successors and Assigns

This Agreement shall be binding upon the parties, their respective representatives, successors and assigns. Neither party may assign any of its rights or delegate any of its duties  without the prior written consent of the other party.

4.  Use of Third Party Manufacturers

Licensor agrees that Licensee may use third parties for the manufacture or distribution of solar panels including but not limited to Original Equipment Manufacturer(OEM) arrangements, Patent application and third parties certifications.

5.    Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

6    Amendments

This Agreement and its provisions may be changed, amended, or modified by a written instrument executed by both parties.

7  Counterpart

 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

8.  Confidentiality

The parties acknowledge and agree that certain information pertaining to this Agreement, including information regarding research, technology, product developments, products,  constitutes confidential information. The parties without approval from the other party may not disclosed confidential information.

Licensor:  /s/ Bao Hua Li, Research Director                 Licensee:  /s/ Tian Jia, President
Graduate School at Shenzhen, Tsinghua University          China Inc.,
Tsinghua Campus, The University Town                         Houston, Texas
Shenzhen,  518055,  P.R. China

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